EXHIBIT  10.1

MANUFACTURERS AND TRADERS TRUST COMPANY

REVOLVING LINE OF CREDIT NOTE
AND CREDIT AGREEMENT

          This Note renews, increases, modifies and restates a note originally dated as of August 19, 2005 executed by EMERGING VISION, INC. in favor of MANUFACTURERS AND TRADERS TRUST COMPANY (the “Original Note”) in the amount of $2,000,000.00 (the “Original Loan”), OF WHICH THERE IS CURRENTLY OUTSTANDINGTHE PRINCIPAL AMOUNT OF  $350,000.00, which note is being renewed, increased and modified hereby in the amount of $6,000,000.00, of which $350,000.00 is the current balance outstanding.

BORROWER:                                EMERGING VISION, INC.

PRINCIPAL:                                $6,000,000                                                      Date: As of August 7, 2007

PROMISE TO PAY:  The undersigned (the "Borrower"), for value received, does hereby assume the Original Loan and all obligations under the Original Note in connection herewith and therewith, and does hereby promise to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (the "Bank") at its offices at One M & T Plaza, Buffalo, New York 14240, or at any of its branches, the sum of SIX MILLION ($6,000,000) DOLLARS (the “Maximum Loan Amount”), or so much hereof as shall be outstanding, plus interest thereon from the date hereof as set forth herein.  Borrower hereby warrants, acknowledges and represents that as of the date hereof there is currently outstanding under the terms of the Note the principal sum of Three Hundred Fifty Thousand and 00/100 ($350,000.00) DOLLARS, without offset, defense or counterclaim.

RATE AND PAYMENT:  The Borrower shall pay said sum, or such lesser amount as may then be the aggregate unpaid principal balance of all loans made by the Bank to the Borrower hereunder, (each a "Loan" and collectively the "Loans") as set forth herein.

Advances to the Borrower hereunder shall be available on a revolving basis from the date hereof until August 1, 2009 (the “Revolving Line Maturity Date”) and shall be utilized by the Borrower to finance working capital needs and acquisition of 1725758 Ontario Inc. d/b/a The Optical Group and assets of Corowl Optical Credit Services, Inc.  This Note shall mature on the Revolving Line Maturity date, after which date no further Loans shall be available and on which date all outstanding principal, interest and/or related charges due to the Bank hereunder shall be due and payable.

RATE AND PAYMENT ON ADVANCES UNDER THE REVOLVING CREDIT LOAN: The Borrower promises to pay interest (computed on the basis of a 360 day year for actual days elapsed) at said office on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Revolving Line Maturity Date at a floating rate equal to two hundred seventy five (275) basis points in excess of the “Effective LIBOR Rate”.  Each change is the Effective LIBOR Rate shall effect a simultaneous and corresponding change in the interest rate hereunder without notice to the Borrower.  Interest shall be payable monthly on the first day of each month, commencing on the first such day to occur after the date hereof, and upon payment in full of the unpaid principal amount hereof.

The Effective LIBOR Rate, as utilized herein, shall mean the rate for deposits in U.S. Dollars for a period of one month (the “Interest Period”) which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first business day of each calendar month.  If such rate does not appear on the Telerate page 3750 the rate for that reset date shall be the London Interbank Offered Rate for one month as published in the "Money Rates" column of the Wall Street Journal on the business day preceding the first business day of each calendar month.   Additional terms are set forth in the LIBOR Rate Addendum attached hereto and made a part hereof.

DEFAULT RATE:  The Borrower further agrees that this Note shall bear interest at any stated or accelerated maturity hereof at a rate of five (5%) percent in excess of the highest rate hereinbefore provided for then in effect, payable on demand.  In no event shall the rate either before or after the occurrence of any such default exceed the highest rate of interest, if any, permitted under applicable New York or Federal law.

If any payment is not made within ten (10) days of its respective due date as set forth herein, or if the entire balance becomes due and payable and is not paid, all or part of the amount due may be offset out of any account or other property which the Borrower has at the Bank or any affiliate of the Bank without prior notice or demand.

LATE CHARGES:  The Borrower will pay a charge of five (5%) percent of the amount of any payment which is not made within five (5) days of its respective due date, or, if applicable, which cannot be debited from its account due to insufficient balance on the debit date.

ATTORNEYS FEES:  In the event the Bank retains counsel with respect to enforcement of this Note or any other document or instrument given to the Bank, the Borrower agrees to pay the Bank's reasonable attorneys fees (whether or not an action is commenced and whether or not in the court of original jurisdiction, appellate court, bankruptcy court, or otherwise).

IN CONSIDERATION OF THE GRANTING OF THE LOANS EVIDENCED BY THIS NOTE, THE BORROWER HEREBY AGREES AS FOLLOWS:

REVOLVING CREDIT COMMITMENT:  The following shall apply to all loans made hereunder:

(a)           The Loans evidenced by this Note are available in one or more advances during the period which commences on the date hereof and ends on August 1, 2009 (the "Credit Period") in an aggregate principal amount up to, but not exceeding at any time (and inclusive of any sums currently outstanding) the outstanding principal sum of Six Million ($6,000,000) Dollars (the "Commitment").  During the Credit Period, subject to the advance limitations herein, the Borrower may use the Commitment by borrowing, prepaying in whole or in part and reborrowing, on a revolving basis, all in accordance with the terms and conditions hereof; provided, however, that each Loan or prepayment be in a minimum amount of Twenty Five Thousand ($25,000) Dollars;

(b)           The date and amount of each Loan and of each payment of principal shall be maintained by the Bank in its books and records at the time of each Loan or payment.  All such notations shall be presumed to be correct and the aggregate net unpaid amount of Loans set forth therein shall be presumed to be the principal balance hereof;

(c)           Each request for a Loan shall be subject to the satisfaction of the following conditions precedent:

(i)           The Borrower shall have given the Bank notice of such request, setting forth the amount of the Loan requested and the date thereof.  Such notice may be written or oral and shall be sufficient if received by 1 p.m. two Business Days prior to the date the Loan is requested.  If the request is oral, it shall be thereafter confirmed in writing delivered by the Borrower to the Bank within twenty-four (24) hours.

(ii)           No Event of Default, or event which would be an Event of Default but for the giving of notice or the passage of time or both, has occurred and is continuing; and all of the representations and warranties made by the Borrower herein shall be true and correct on and as of the date of such request as if made on and as of such date.

(d)           The outstanding principal balance of the Loans shall at no time exceed the amount of the Commitment.

CONDITIONS PRECEDENT:

(a)           Prior to funding the first Loan, the Borrower shall satisfy or shall have satisfied the following conditions precedent including delivery to the Bank of the following, which shall be acceptable in form and substance to the Bank:

(i)           An executed copy of this Note;

(ii)           A first perfected security interest in all non-realty assets of the BORROWER, a first/second perfected security interest in all assets of COMBINE BUYING GROUP, INC., a wholly owned subsidiary of Borrower (“Combine”), a first perfected security interest in all assets of OG ACQUISITION, INC, a wholly owned subsidiary of Borrower (“OG”), and 1725758 ONTARIO INC. d/b/a THE OPTICAL GROUP, an entity purchased/to be purchased by OG (“Optical”)  (the "Collateral") pursuant, in part, to the general security agreements (collectively, the "Security Agreement") to be evidenced and delivered in connection herewith;

(iii)           An Assignment of Trademarks of the Borrower pursuant to the Assignment of Trademarks (the "Assignment") to be evidenced and delivered in connection herewith;

(iv)           An Assignment of Franchisee Notes of Borrower (the “Assignment of Franchisee Notes”) to be evidenced and delivered in connection herewith;

(v)           An Assignment of Leases and Rents of Borrower (the “Assignment of Leases”) to be evidenced and delivered in connection herewith;

(vi)           A Stock Pledge Agreement (the “Pledge Agreement”) and Irrevocable Stock Power (“Stock Power”) pledging the shares of 1725758 Ontario Inc. (d/b/a The Optical Group) acquired by OG Acquisition, Inc. to the Bank;

(vii)           A copy of the resolutions passed by the Borrower's and Company Guarantors’ Board of Directors, Partners or Members, as the case may be, certified by its Secretary or Assistant Secretary as being in full force and effect on the date of this Agreement, authorizing the loan herein provided for or guaranty thereof, as the case may be, the execution, delivery and performance of this Note and any other instrument or agreement required hereunder and containing a certificate of incumbency as to the person or persons authorized to execute and deliver the same;

(viii)                      Continuing Guaranties of All Liability for the Borrower from Combine, OG and Optical, and any other existing and future wholly owned subsidiaries of the Borrower (collectively referred to as the “Guarantor” or “Guarantors”) on the Bank's standard forms of Guaranty (the “Guaranty”);

(ix)           A copy of the Purchase Contract for Optical by OG;

(x)           If required by Lender, a favorable written opinion, of the
Borrower's counsel (which counsel must be satisfactory to the Bank) with respect to the matters set forth in the Representations and Warranties section hereof with the exceptions of subsections (g) and (h);

(xi)           Establishment of total banking relationship including deposit/operating accounts with the Bank;

(xii)           Insurance Certificates covering all assets of Borrower and Guarantors of Borrower listing the Bank as loss payee;

(xiii)                      Commitment Fee in the amount of 1.0% of Loan Amount;

(xiv)                      All other documents reasonably required by the Bank and/or its counsel in order to evidence and/or secure the Bank's position as set forth herein.

REPRESENTATIONS AND WARRANTIES:  The Borrower hereby represents and warrants to the Bank that:

(a)           The Borrower and each Guarantor is duly organized, validly existing and in good standing under the laws of the State of its formation and is qualified to do business and in good standing under the laws of each state where its failure to so qualify would have a material adverse effect on their business, operations or properties;

(b)           This Note, the Guaranty, the Security Agreement and all other documents executed and delivered herewith have been duly authorized, executed and delivered and constitute the valid and legally binding obligations of the Borrower and the Guarantors, enforceable in accordance with their respective terms, to their stated dollar amounts, including the granting to the Bank of a first perfected security interest in the Collateral;

(c)           The execution and delivery of this Note, the Guaranty, the Security Agreement and all other documents executed and delivered herewith and performance hereunder and thereunder, will not violate any provision of law;

(d)           There are no actions or proceedings pending or in process before any court or governmental authority, bureau or agency, with respect to or to the best of their knowledge threatened against or affecting the Borrower, any Guarantor or any Subsidiary, which if determined adversely would have a material adverse effect on the business, the assets or the financial condition of the Borrower, any Guarantor or any Subsidiary, except as specifically set forth and described on Exhibit A annexed hereto.  As used herein, the term "Subsidiary" or "Subsidiaries" means any corporation or corporations of which the Borrower alone, or the Borrower and/or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors;

(e)           The Borrower and its subsidiaries and Guarantors are not, to the best of Borrower's knowledge, in default under, or in violation of, any term of any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or by which any of the properties or assets owned by or used in the conduct of their business is affected, which default or violation may have a material adverse effect on their business, assets or financial condition.  The operations of the Borrower and its subsidiaries and Guarantors comply in all material respects with all laws, ordinances and regulations applicable to them;

(f)           The Borrower and its subsidiaries and Guarantors are not a party to or bound by, nor are any of the properties or assets owned by them or used in the conduct of their business affected by any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, or subject to any charter or other corporate restriction, which materially and adversely affects their business, assets or financial condition;

(g)           All balance sheets, profit and loss statements and other financial information heretofore furnished to the Bank are complete and present fairly the financial condition of the Borrower and its Subsidiaries and Guarantors as at the dates thereof and for the periods covered thereby, including contingent liabilities of every kind, which financial conditions has not materially adversely changed since the date of the most recently dated balance sheet of the Borrower and/or Guarantors heretofore furnished to the Bank;

(h)           No part of the proceeds of the loan which is evidenced by this Note will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purpose of purchasing or carrying, any margin stock as such term is defined in Sec. 221.3 of Regulation U of the Board of Governors of the Federal Reserve System;

(i)           The Borrower and its Subsidiaries and Guarantors are, to the best of Borrower's knowledge, in compliance in all material respects with the Employees Retirement Income Security Act of 1974 ("ERISA") and all rules and regulations thereunder.  Neither the Borrower nor any of its Subsidiaries nor any of its Company Guarantors has any unfunded vested liability under any type of plan described in Section 4021(a) of ERISA ("Pension Plan") and no reportable event, as set forth in Section 4043(b) of ERISA, has occurred or is continuing with respect to any Plan.

FINANCIAL STATEMENTS:  The Borrower shall deliver to the Bank:

(a)           Annual audited signed Financial Statements of the Borrower prepared by a Certified Public Accountant (“CPA”) acceptable to the Bank within ninety (90) days after the end of each fiscal year;

(b)           Quarterly 10-Q Statement within sixty (60) of each quarter end;

(c)           Quarterly, the Borrower shall submit a Covenant Compliance Certificate in form and substance satisfactory to the Lender together with the 10-Q Statements required hereinabove;

(d)           Semi-annual Accounts Receivable and Franchisee Notes Receivable Aging Reports of the Borrower within sixty (60) days of each semi-annual period end;

(e)           Within a reasonable time after a written request therefor, such other financial data or information as the Bank may reasonably request from time to time.

AFFIRMATIVE COVENANTS:  The Borrower will, and with respect to the agreements set forth in subsections (a) through (f) hereof, will cause each Subsidiary to:

(a)           With respect to its properties, assets and business, maintain insurance against loss or damage, to the extent that property, assets and businesses of similar character are usually so insured by companies similarly situated and operating like properties, assets or businesses with responsible insurance companies satisfactory to the Bank, said insurance to be assigned to the Bank at closing;

(b)           Duly pay and discharge all taxes or other claims which might become a lien upon any of its properties except to the extent that such items are being in good faith appropriately contested;

(c)           Maintain, preserve and keep its properties in good repair, working order and condition, and make all reasonable repairs, replacements and additions thereto;

(d)           Conduct its business in substantially the same manner and in substantially the same fields as such business is now carried on and conducted;

(e)           Comply with all statutes, rules and regulations and maintain its corporate existence;

(f)           Permit the Bank to make or cause to be made, inspections and audits of any books, records and papers of the Borrower and of any parent or subsidiary and each endorser or guarantor hereof and to make extracts therefrom at all such reasonable times and as often as the Bank may reasonably require;

(g)           Immediately give notice to the Bank that an Event of Default has occurred or that an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and specifying the action which the Borrower has taken and proposes to take with respect thereto;

(h)           In addition to the aforementioned, the Borrower agrees that the following financial covenants (“Financial Covenants”) are covenants upon which the Bank relies in the extension of the Loan which Financial Covenants must be evidenced by the combined financial statements of the Borrower and the Guarantor(s) as required above, and that any violation or default under same shall constitute an event of default under the terms of this Note:

(1)           Minimum total net worth of $3,000,000 at all times.  This covenant shall be tested on a semi-annual basis;

(2)           Minimum Debt Service Coverage of 2.0 : 1, to be tested on a trailing four quarter basis.  For purposes hereof, Debt Service Coverage shall be defined as EBITDA less dividends divided by the Current Portion of Long Term Debt plus interest expense;

(3)           Maximum Funded Debt to EBITDA* as follows:
4.0 as of 9/30/07 and 12/31/07;
3.75 as of 3/31/08, 6/30/08 and 9/30/08;
3.5 as of 12/31/08 and all quarters thereafter, to be tested quarterly on a trailing 12 month basis..

*Note:  EBITDA shall add back any non-cash expense associated with compensation and/or stock awards.  Funded Debt shall include outstanding balances under the M&T Revolving Line of Credit plus related party debt including the Combine seller note.

(i)           In addition to the aforementioned, the Borrower agrees that all future wholly owned subsidiaries shall provide a Continuing Guaranty of all Liability of Borrower to the Bank on the Bank’s standard form;

(j)           In addition to the aforementioned, the Borrower agrees that it shall transfer its entire banking relationship including all deposit/operating accounts to the Bank within thirty (30) days of closing;

(k)           Immediately give notice to the Bank that an Event of Default has occurred or that an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred under any FRANCHISE NOTE RECEIVABLE and specifying the action which the Borrower has taken and proposes to take with respect thereto.

NEGATIVE COVENANTS:  The Borrower and its subsidiaries will not:

(a)           Create, incur, assume or suffer to exist any liability for borrowed money, in excess of One Hundred Thousand Dollars $100,000 except (i) indebtedness to the Bank; (ii) existing debt as reflected on the most recent balance sheet provided to the Bank and further incurred through the date of this Agreement, which further incurred debt has been acknowledged by the Borrower to the Bank in writing prior to the execution hereof.  The Borrower agrees to provide the Bank an opportunity to finance any additional borrowing needs during the term of this Note;

(b)           make, or in any way extend any advances or loans to officers, shareholders, or any affiliates of the Borrower;

(c)           make or extend investments in other entities in excess of One Hundred Thousand ($100,000) Dollars;

(d)           enter into any merger or consolidation or liquidate, wind-up or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets;

(e)           lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other person except (i) as otherwise permitted herein, (ii) investments in United States Government obligations and certificates of deposit of any bank institution with combined capital and surplus of at least Two Hundred Million ($200,000,000) Dollars, (iii) trade credit, and (iv) security deposits;

(f)           create, assume or permit to exist, any mortgage, pledge, lien or encumbrance of or upon or security interest in, any of its property or assets now owned or hereafter acquired except (i) mortgages, liens, pledges and security interests in favor of the Bank; (ii) other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iii) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; and (iv) liens granted to secure purchase money financing of equipment, provided such liens are limited to the equipment financed; (v) liens granted to refinance unencumbered equipment provided such liens are limited to the equipment refinanced and the incurrence of which will not cause a default hereunder or in any other loan agreements or notes with the Bank;

(g)           assume, endorse, be or become liable for or guarantee the obligations of any person to any entity other than the Bank except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(h)           declare or pay any dividends on its capital stock or purchase, redeem retire or otherwise acquire any of its capital stock at any time outstanding in default hereof; or

(i)           (1)           terminate any Pension Plan so as to result in any material liability to The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the "PBCG"), (2) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Pension Plan which would subject the Borrower to any material tax, penalty or other liability, (3) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Pension Plan, or (4) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBCG by reason of termination of any Pension Plan.

COLLATERAL SECURITY:

(a)           As collateral security for the payment of any and all sums owing under this Note and all other obligations, direct or contingent, joint, several or independent, of the Borrower and of any Parent or Subsidiary and each endorser or Guarantor hereof now or hereafter existing, due or to become due to, or held, or to be held by, the Bank, whether created directly or acquired by assignment or otherwise (all of such obligations, including this Note, are hereinafter called the "Obligations"), the Borrower hereby grants to the Bank a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence of any Event of Default be set-off, appropriated and applied by the Bank against any of the Obligations whether or not such Obligations are then due or are secured by any collateral, or, if they are so secured, whether or not such collateral held by the Bank is considered to be adequate and with respect to all collateral security the Bank shall have all the rights and remedies available to it under the Uniform Commercial Code of New York and other applicable law;

(b)           This Note is also secured by the Collateral;

(c)           This Note is also secured by the Assignment, the Assignment of Leases,  the Assignment of Franchisee Notes and the Pledge Agreement;

(d)           Continuing Guaranties of All Liability for the Borrower from Combine, OG and Optical and all other existing and future wholly owned subsidiaries of Borrower (the “Guarantor” or AGuarantors@) on the Bank's standard form.

EVENTS OF DEFAULT:  If any one or more of the following events ("Events of Default") shall occur, the entire unpaid balance of the principal of and interest on the Obligations shall immediately become due and payable:

(a)           Failure to pay any amount required by this Note on its respective due date or any other obligation owed to the Bank by Borrower or any Guarantor within ten (10) days of default, or, if applicable, failure to have sufficient funds in its account for loan payments to be debited on the due date within ten (10) days after said default;

(b)           Failure to perform or keep or abide by any term, covenant or condition contained in this Note, any Guaranty or any other document or instrument given to the Bank in connection with this loan within thirty (30) days after written notice of said default;

(c)           The filing of a bankruptcy proceeding, assignment for the benefit of creditors, issuance of any execution, garnishment, or levy against, or the commencement of any proceeding for relief from indebtedness by or against the Borrower or any Guarantor (provided, however, that in the event of an involuntary filing, the Debtor shall have a period of sixty (60) days to obtain a dismissal of same);

(d)           The happening of any event which, in the reasonable judgment of the Bank, materially adversely affects the Borrower's ability to repay, the financial condition of the Guarantor(s), or the value of any collateral;

(e)           If any written material representation or statement made to the Bank by the Borrower or Guarantor(s) is untrue when made;

(f)           The occurrence of a default under the Security Agreement, any Guaranty, or any other document or instrument given to the Bank in connection with this loan which is not cured within thirty (30) days after written notice of such default;

(g)           Dissolution of Borrower or Guarantor;

(h)           Failure to provide the Bank with any financial information on reasonable request and notice or permit an examination of books and records;

(i)           In the event that more than fifty percent (50%) of the shares of stock of the Borrower are sold or in any way transferred without the prior written consent of the Bank;

(j)           Failure by Borrower to transfer its entire banking relationship including deposit/operating accounts to the Bank within thirty (30) days of the date hereof;

(k)           Failure of Borrower to deliver a continuing absolute guaranty of its obligations to the Bank from any future wholly owned subsidiary of Borrower with ten (10) days of acquisition of such subsidiary;

(l)           Failure of Borrower to give notice to the Bank on a timely basis of any default or Event of Default under a Franchisee Note.

MISCELLANEOUS:

(a)           Only those agreements, representations and warranties made expressly herein shall survive the delivery of this Note.  The Borrower waives trial by jury, set-off and counterclaim of any nature or description in any litigation in any court with respect to, in connection with, or arising out of, this Note or any instrument or document delivered pursuant hereto or the validity, protection, interpretation, collection or enforcement hereof;

(b)           No modification or waiver of or with respect to any provision of this Note, or consent to any departure by the Borrower from any of the terms or conditions hereof, shall in any event be effective unless it shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances;

(c)           Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of the Bank or the holder of this Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right;

(d)           In the event that this Note is placed in the hands of an attorney for collection by reason of any default hereunder, the Borrower agrees to pay reasonable attorney's fees so incurred.  The Borrower promises to pay all reasonable expenses of any nature as soon as incurred whether in or out of court and whether incurred before or after this Note shall become due at its maturity date or otherwise and reasonable costs which the Bank may reasonably deem necessary or proper in connection with the satisfaction of the indebtedness or the administration, supervision, preservation, protection (including but not limited to maintenance of adequate insurance) of or the realization upon the collateral;

(e)           The Borrower hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, and any or all other notices or demands except as otherwise expressly provided for herein;

(f)           All accounting terms not otherwise defined in this Note shall have the meanings ascribed thereto under generally accepted accounting principles;

(g)           Delay or failure of the Bank to exercise any of its rights under this Note shall not be deemed a waiver thereof.  No waiver of any condition or requirement shall operate as a waiver of any other or subsequent condition or requirement.  The Bank or any other holder of this Note need not present it before requiring payment.  This Note may not be modified or terminated orally.  This Note shall be governed by the laws of the State of New York without regard to its conflicts of laws rules.  The Borrower irrevocably consents to the jurisdiction and venue of the New York State Supreme Court, Suffolk County in any action concerning this Note.  This Note is binding upon the Borrower, its heirs, successors and assigns;

(h)           The Borrower expressly acknowledges that no statements, agreements or representations, whether oral or written, have been made by the Bank, or by any employee, agent or broker of the Bank with respect to the obligation or debt evidenced by this Note.  The Borrower further expressly warrants and represents that (i) no oral commitment has been made by the Bank to extend or continue any credit to the Borrower or any party other than as expressly stated herein or in those certain documents executed in connection herewith, (ii) no representation or agreement has been made by or with the Bank, or any employee, agent or broker of the Bank, to forebear or refrain in any way from exercising any right or remedy in its favor hereunder or otherwise unless expressly set forth herein, and (iii) the Borrower and Guarantor(s) have not and will not rely on any commitment to extend or continue any credit, nor on any agreement to forebear or refrain from exercising rights or remedies unless such commitment or agreement shall be in writing and duly executed by an authorized officer of the Bank;

(i)           Notwithstanding anything to the contrary contained in this Note, the rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law.  If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank, except for the operation of the first sentence of this Section.

NOTICES:  All notices, requests and other communications pursuant to this Note shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested) or telegram, addressed as follows:

(a)           if to the Borrower:

EMERGING VISION, INC.
100 Quentin Roosevelt Boulevard, Suite 508
Garden City, New York 11530
Attention: Christopher G. Payan, CEO

(b)           if to the Bank:

MANUFACTURERS AND TRADERS TRUST COMPANY
One M & T Plaza
Buffalo, NY  14240
Attention: Office of General Counsel

Any notice, request or communication hereunder shall be deemed to have been given when deposited in the mails, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid.  Any party may change the person or address to whom or which the notices are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

[BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]IN WITNESS WHEREOF, the Borrower has signed this Note the date and year above written.

EMERGING VISION, INC.

By:           /s/Christopher G. Payan
Christopher G. Payan
CEO

Tax ID #  11-3096941

EXHIBIT A

Pending/Current Litigation:

In 1999, Berenter Greenhouse and Webster, an advertising agency previously utilized by the Company, commenced an action, against the Company, in the New York State Supreme Court, New York County, for amounts alleged to be due for advertising and related fees.  The amounts claimed by the plaintiff are in excess of $200,000.  In response to this action, the Company filed counterclaims of approximately $500,000, based upon estimated overpayments allegedly made by the Company pursuant to the agreement previously entered into between the parties.  As of the date hereof, these proceedings were still in the discovery stage.  The Company has not recorded an accrual for a loss in this action, as the Company does not believe it is probable that the Company will be held liable in respect of plaintiff’s claims.

In July 2001, the Company commenced an arbitration proceeding, in the Ontario Superior Court of Justice, against Eye-Site, Inc. and Eye Site (Ontario), Ltd., as the makers of two promissory notes (in the aggregate original principal amount of $600,000) made by one or more of the makers in favor of the Company, as well as against Mohammed Ali, as the guarantor of the obligations of each maker under each note.  The notes were issued, by the makers, in connection with the makers’ acquisition of a Master Franchise Agreement for the Province of Ontario, Canada, as well as their purchase of the assets of, and a Sterling Optical Center Franchise for, four of the Company’s retail optical stores then located in Ontario, Canada.  In response, the defendants counterclaimed for damages, in the amount of $1,500,000, based upon, among other items, alleged misrepresentations made by representatives of the Company in connection with these transactions.  The Company believes that it has a meritorious defense to each counterclaim.  As of the date hereof, these proceedings were in the discovery stage.  The Company has not recorded an accrual for probable losses in the event that the Company shall be held liable in respect of defendant’s counterclaims, as the Company does not believe that any such loss is reasonably possible.

In February 2002, Kaye Scholer, LLP, the law firm previously retained by the Company as its outside counsel, commenced an action in the New York State Supreme Court seeking unpaid legal fees of approximately $122,000.  The Company answered the complaint in such action, and has heard nothing since.  The Company believes that it has a meritorious defense to such claim.  Although the Company has recorded an accrual for probable losses in the event that the Company shall be held liable in respect of plaintiff’s claims, the Company does not believe that any such loss is reasonably possible, or, if there is a loss, the Company does not believe that it is reasonably possible that such loss would exceed the amount recorded.

On May 20, 2003, Irondequoit Mall, LLC commenced an action against the Company and Sterling Vision of Irondequoit, Inc. (“SVI”) alleging, among other things, that the Company had breached its obligations under its guaranty of the lease for the former Sterling Optical store located in Rochester, New York.  The Company and SVI believe that they have a meritorious defense to such action.  As of the date hereof, these proceedings were in the discovery stage.  Although the Company has recorded an accrual for probable losses in the event that the Company shall be held liable in respect of plaintiff’s claims, the Company does not believe that any such loss is reasonably possible, or, if there is a loss, the Company does not believe that it is reasonably possible that such loss would exceed the amount recorded.

In May 2006, the Company commenced an action against I and A Optical, Inc., Mark Shuff and Felicia Shuff, in the Supreme Court of the State of New York, County of Nassau, seeking, among other things, monetary damages as a result of the defendants' alleged breach of the terms of the Sterling Optical Center Franchise Agreement (and related documents) with the Company to which they are parties.  The defendants then asserted counterclaims against the Company, seeking, among other things, money damages arising under the Franchise Agreement with the Company as a result of the Company's alleged violation of such Franchise Agreement.  The Company believes that is has a meritorious defense to such claims.  As of the date hereof, these proceedings were in the discovery stage.  The Company has not recorded an accrual for a loss in this action, as the Company does not believe it is probable that the Company will be held liable in respect of defendants' counterclaims.

In August 2006, Amy Platt, a former employee of the Company, commenced an action against the Company, in the United States District Court, Eastern District of New York, alleging, among other things, that the Company violated Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e, et seq, the Pregnancy Discrimination Act of 1978, and the New York Executive Law, Human Rights Law, Section 290 et seq., and seeks an unspecified monetary sum as damages resulting therefrom.  The Company believes that it has a meritorious defense to plaintiff’s claims in this action.  As of the date hereof, these proceedings were in the discovery stage.  Although the Company has recorded an accrual for probable losses in the event that the Company shall be held liable in respect of plaintiff’s claims, the Company does not believe that any such loss is reasonably possible, or, if there is a loss, the Company does not believe that it is reasonably possible that such loss would exceed the amount recorded.

In January 2007, PR Prince Georges Plaza, LLC commenced an action against the Company, in the Circuit Court of the State of Maryland, Prince George’s County, alleging, among other things, that the Company had breached its obligations under its guaranty of the lease for the former Sterling Optical store located at The Mall at Prince Georges, 3500 East West Highway, Hyattsville, Prince George’s County, Maryland.  The Company believes that it has a meritorious defense to this action.  The action is presently in the discovery stage.  Although the Company has recorded an accrual for probable losses in the event that the Company shall be held liable in respect of the plaintiff’s claims, the Company does not believe that any such loss is reasonably possible, or, if there is a loss, the Company does not believe that it is reasonably possible that such loss would exceed the amount recorded.

In January 2007, Laurelrising as Owner, LLC commenced an action against the Company, in the Circuit Court of the State of Maryland, Prince Georges County, alleging, among other things, that the Company had breached its obligations under its lease for the former Sterling Optical store located at Laurel Centre Mall, Laurel, Maryland.  The Company believes that it has a meritorious defense to this action.  The defendant’s time to answer the complaint has not expired as of the date hereof.  Although the Company has recorded an accrual for probable losses in the event that the Company shall be held liable in respect of the plaintiff’s claims, the Company does not believe that any such loss is reasonably possible, or, if there is a loss, the Company does not believe that it is reasonably possible that such loss would exceed the amount recorded.

In January 2007, Leon Simon, d/b/a Simon Properties commenced an action against the Company, in the District Court of the State of North Dakota, Cass County, alleging, among other things, that the Company had breached its obligations under its lease for the former Sterling Optical store located at 3301 13th Avenue South, Fargo, North Dakota.  In May 2007, this action was settled, the terms of which included, among other things, the Company’s payment to the plaintiff of approximately $85,000.

In July, 2007, Marvin Penn and Josephine Penn commenced an action against the Company, among others, in the Supreme Court of the State of New York, County of New York, Index Number 105637-07.

Although the Company, where indicated herein, believes that it has a meritorious defense to the claims asserted against it (and its affiliates), given the uncertain outcomes generally associated with litigation, there can be no assurance that the Company’s (and its affiliates’) defense of such claims will be successful.

In addition to the foregoing, in the ordinary course of business, the Company is a defendant in certain lawsuits alleging various claims incurred, certain of which claims are covered by various insurance policies, subject to certain deductible amounts and maximum policy limits.  In the opinion of management, the resolution of these claims should not have a material adverse effect, individually or in the aggregate, upon the Company’s business or financial condition.  Other than as set forth above, management believes that there are no other legal proceedings, pending or threatened, to which the Company is, or may be, a party, or to which any of its properties are or may be subject to, which, in the opinion of management, will have a material adverse effect on the Company.

RIDER B TO
NOTE
(LIBOR Rider)

Borrower: EMERGING VISION, INC.

Note Original Principal Amount: $6,000,000.00

Note Date: As of August 7, 2007

Definitions.  As used in this Rider, each capitalized term shall have the meaning specified in the Note and the following terms shall have the indicated meanings:

1)
“Adjustment Date” shall be (i) if the one month interest period is selected, the first calendar day of each month; (ii) if the two month interest period is selected, the first calendar day of the second month following the Base Month and the first calendar day of every second month thereafter; (iii) if the three month interest period is selected, the first calendar day of the third month following the Base Month and the first calendar day of every third month thereafter; and (iv) if the six month interest period is selected, the first calendar day of the sixth month following the Base Month and the first calendar day of every sixth month thereafter.

2)	“Applicable Interest Rate” shall mean either the LIBOR Rate or the Base Rate, as the case may be.

3)	“Base Month” shall mean the first month following the month in which the Set Date occurs. For example, if the Set Date is March 10, then the “Base Month” would be April.

4)	“Base Rate” shall mean the rate of interest announced by the Lender as its prime rate of interest plus one (1) percentage point.

5)
“Business Day” shall mean any day of the year on which banking institutions in New York, New York are not authorized or required by law or other governmental action to close and, in connection with the LIBOR Rate, on which dealings are carried on in the London Interbank market.

6)
“LIBOR” means the rate obtained by dividing (i) the one, two, three or six month interest period (as selected by Borrower) London Interbank Offered Rate for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London time (or as soon thereafter as practicable) as determined by the Lender from any broker, quoting service or commonly available source utilized by the Lender or its agents, or, if such yield or index is not so published or otherwise determinable, a comparable index chosen by the Lender or its agents in its sole discretion, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

7)	“LIBOR Rate” shall mean LIBOR with the applicable interest period as set forth in the Note (one, two, three or six month) plus the applicable percentage points above LIBOR as set forth in the Note.

8)	“Set Date” shall mean as follows:
(i)	with respect to Lender’s standard form Line of Credit or Mortgage Note, the date of the Note.
(ii)
with respect to Lender’s standard form Mortgage Note (Construction to Permanent), (x) the date the first advance is made to Borrower in connection with the Construction Loan Period and (y) the Amortization Commencement Date in connection with the Permanent Loan Period.

(iii)	with respect to Lender’s standard form Mortgage Note (Construction), the date the first advance is made to Borrower.

LIBOR Rate Adjustments.  The LIBOR Rate shall be initially based on the selected LIBOR (i.e., one, two, three or six month) in effect two (2) Business Days before the Set Date, then adjusted on the first calendar day of the Base Month using the LIBOR in effect two (2) Business Days prior to that first calendar day of the Base Month.  Thereafter, the LIBOR rate shall be adjusted on the Adjustment Date based on the applicable LIBOR in effect two (2) Business Days prior to the relative Adjustment Date. For example, assuming a standard M&T Note is being used, a three month interest period is selected and the loan closes on January 19, then:  (i) the “Set Date” would be January 19 and the initial LIBOR Rate would be based on the quote for the three month interest period LIBOR in effect on January 17 (assuming January 18 and 17 were Business Days) and would be changed on February 1 based on the quote for the three month interest period LIBOR in effect on January 30 (assuming that January 31 and 30 were Business Days), (ii) February would be the “Base Month” and (iii) the LIBOR Rate would be adjusted on each “Adjustment Date” which would start on May 1 using the quote for the three month interest period LIBOR in effect on April 29 (assuming that April 30 and 29 were Business Days), the next Adjustment Date would be August 1, etc.).

Inability to Determine LIBOR Rates.  If the Lender shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR with respect to this Note, the Lender will give notice of such determination to Borrower.  Thereafter, the Lender may not maintain the Applicable Rate at the LIBOR Rate hereunder until the Lender revokes such notice in writing.  Upon such determination and notice, the Lender may convert the Applicable Interest Rate from the LIBOR Rate to the Base Rate.

Increased Cost.  If the Lender shall determine that due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of LIBOR) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any loan at the LIBOR Rate, Borrower shall be liable for, and shall from time to time, upon demand therefor by the Lender and pay to the Lender such additional amounts as are sufficient to compensate the Lender for such increased costs.

Illegality.  If the Lender shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Lender to make a loan at the LIBOR Rate then, on notice thereof by the Lender to Borrower, the Lender may suspend maintaining this loan at the LIBOR Rate until the Lender shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist and the Lender may convert the Applicable Interest Rate from the LIBOR Rate to the Base Rate.

Conversion.  The Lender may, in its sole discretion, convert the Applicable Interest Rate from the LIBOR Rate to the Base Rate upon the occurrence of an Event of Default.  The Applicable Rate shall automatically convert from the LIBOR Rate to the Base Rate on the date Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower.

Default Rate.  Notwithstanding anything to the contrary in the Note, the default rate of interest which the Lender may charge under the Note shall be three (3) percentage points above the higher of the LIBOR Rate or the Base Rate.  Nothing herein shall be construed to be a waiver by the Lender to have any Loan accrue interest at the default rate or other rights of the Lender set forth in this Note.

Prepayment.  If, during the term of this Note, Borrower prepays any principal amount (in whole or in part) when the Applicable Rate is the LIBOR Rate prior to the end of a selected interest period (other than regular installments of principal as set forth in the Note), or there is a conversion of the Applicable Rate due to an Event of Default or otherwise before the end of a selected interest period, then Borrower shall be liable for and shall pay the Lender, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs and/or funding losses that are a direct or indirect result of such prepayment, failure to draw, revocation or otherwise.  The determination by the Lender of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.  Such amount shall be in addition to any prepayment premium required under the Note.

EMERGING VISION, INC.

By: /s/Christopher G. Payan

Christopher G. Payan, CEO